                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                                 CURRENT REPORT



                     Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported)
                                  July 26, 1996


- --------------------------------------------------------------------------------
                         WESTERFED FINANCIAL CORPORATION
             (Exact name of Registrant as specified in its Charter)



   Delaware                        0-22772                     81-3899950
- --------------------------------------------------------------------------------
(State or other             (Commission File No.)            (IRS Employer
 jurisdiction of                                             Identification
 incorporation)                                                 Number)


   110 East Broadway, Missoula, Montana                           59802
- --------------------------------------------------------------------------------
(Address of principal executive offices)                        (Zip Code)



Registrant's telephone number, including area code:           (406) 721-5254
- --------------------------------------------------------------------------------




                                       N/A
- --------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 5.           Other Events

                           On July 26, 1996, the Registrant issued the press
                  release attached as Exhibit 100.5 announcing fourth quarter and year end earnings and a cash dividend.


Item 7.           Financial Statements and Exhibits

                  (a)      Exhibits

                           100.5            Press release, dated July 26, 1996

                                   Signatures



         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     WesterFed Financial Corporation




Date:    July 31, 1996               By:
      ------------------                 --------------------------------------
                                           Lyle R. Grimes
                                            President & Chief Executive Officer

                                Index to Exhibits




                                                              Sequentially
                                                              Numbered Page
                                                             Where Attached
 Exhibit                                                        Exhibits
  Number                                                       are located
  ------                                                      ------------
  100.5           Press Release dated July 26, 1996                 5

                    WESTERFED FINANCIAL CORPORATION ANNOUNCES
                      FOURTH QUARTER AND YEAR-END EARNINGS
         Special Dividend & Increased Quarterly Dividend Also Announced


         Missoula, Montana -- July 26, 1996 -- WesterFed Financial Corporation (the "Company") (NASDAQ - WSTR), the holding company for Western Federal Savings Bank of Montana (the "Bank"), announced earnings for the fiscal year ended June 30, 1996 increased 12.2% to $4.6 million, or $1.07 per share, as compared to $4.1 million, or $0.96 (see footnote 1) per share, for the fiscal year ended June 30, 1995. Earnings for the fourth quarter ended June 30, 1996 increased 20.0% to $1.2 million, or $0.29 per share, as compared to $1.0 million, or $0.24 (see footnote 1) per share, for the same quarter ended June 30, 1995. Book value per share increased to $17.88 at June 30, 1996 from $17.09 at June 30, 1995 and stockholders equity increased $3.5 million, or 4.7%, to $78.6 million at June 30, 1996 from $75.1 million at June 30, 1995.
         The Company also announced it will pay a regular cash dividend of $0.09 per share for the quarter ended June 30, 1996 plus a special dividend of $0.033 reflecting a 10.0% addition to the $0.33 per share dividends declared during the fiscal year just ended. The total of $0.123 in dividends will be payable on August 20, 1996 to stockholders of record on August 6, 1996. The regular cash dividend is a 5.9% increase over the prior quarter's dividend of $0.085 per share. The Company has increased cash dividends every quarter since becoming a public company.
         President/Chief Executive Officer Lyle R. Grimes stated, "We are gratified with the results of the past year. Earnings increased by 12.2% and the one-time expenses of restructuring and consolidating our operations are behind us. We constructed two branch offices, installed a voice mail system and are currently installing a telephone banking system. New ATM's were installed in six locations. Loan origination volume is up 27.5% over last fiscal year and non-performing assets stood at 0.13% at year end. Deposits increased by $6.0 million as we made progress in attaining our goals of checking account growth. The special dividend reflects this performance and the Board of Director's confidence in the Company's future."
         Net income increased $200,000, or 20.0% to $1.2 million for the quarter ended June 30, 1996 as compared to $1.0 million for the same quarter ended June 30, 1995. Net interest income increased $459,000, non-interest income increased $69,000 and income tax expense decreased $149,000 while non-interest expenses increased $454,000. The increase in net interest income was primarily the result of an increase in average net earning assets of $4.8 million to

$66.1 million during the quarter ended June 30, 1996 from $61.3 million during the quarter ended June 30, 1995. The net interest rate spread increased to 2.78% at June 30, 1996 as compared to 2.57% at June 30, 1995. The average yield on average interest earning assets increased to 7.81% during the quarter ended June 30, 1996 from 7.52% for the same period the previous year. The average interest rate paid on average interest bearing liabilities increased to 5.03% during the quarter ended June 30, 1996 from 4.95% for the same period last year. The average interest rate on deposits increased to 4.49% during the period ended June 30, 1996 from 4.46% for the same period the previous year. Included in the $3.8 million of non-interest expense for the quarter ended June 30, 1996 was $126,000 of costs related to the write-off of the older, existing branch facility in Hamilton where a new facility was constructed. Income tax expense decreased $149,000 due primarily to a reduction in the effective state income tax rate for the fiscal year ended June 30, 1996.
         Net income increased $500,000, or 12.2%, to $4.6 million for the fiscal year ended June 30, 1996 from $4.1 million for the fiscal year ended June 30, 1995. The increase of $500,000 in net income resulted from an increase in net interest income of $1.0 million and an increase in non-interest income of $675,000, offset by an increase in non-interest expense of $1.2 million and an increase in income tax expense of $83,000. Return on assets (ratio of net income to average total assets) increased to 0.79% for the fiscal year ended June 30, 1996 from 0.76% for the fiscal year ended June 30, 1995. Average net interest earning assets increased $3.9 million to $65.9 million for fiscal 1996 from $62.0 million for fiscal 1995. The $675,000 increase in non-interest income was the result of increases in service fees, net gain on sale of loans and securities available for sale and other operating income of $358,000, $298,000 and $85,000 respectively while loan origination fees decreased $66,000. The $1.2 million increase in non-interest expense was primarily the result of increases in net occupancy expense of premises of $101,000, marketing and advertising of $103,000 and other operating expenses of $791,000. The $791,000 increase in other operating expenses was primarily related to costs incurred for the engagement of a consulting firm to assist in developing a long-term operations plan, restructuring and centralization of operations, checking account volume and the costs associated with constructing branch offices in Helena and Hamilton.
         President Grimes stated "We are pleased with our efforts to increase our loan and deposit base and account relationships. Loans receivable increased $54.0 million, or 17.4% reflecting total loan originations for the fiscal year 1996 of $165.5 million, a 27.5% increase over fiscal 1995 loan originations of $129.8 million. A new dealer finance program was implemented where consumers originate loans directly through local auto and recreational vehicle dealers. In the first two months of operations, $2.8 million of these new consumer type loans where added to the portfolio. "Asset quality remains strong with no real estate owned for the seventh consecutive quarter. Non-performing assets to total assets were 0.13% at June 30, 1996 and total allowance for loan losses to total non-performing assets was 280.42%."
         Total deposits grew by $6.0 million during the year ended June 30, 1996 to $350.2 million from $344.2 million at June 30, 1995. During the year the Bank opened 4,413 new Western Style checking accounts in our nineteen offices.
         Construction was completed in December on the Bank's nineteenth Montana office, which serves the fast growing subdivisions and shopping complexes in the north-end of Helena. Construction was completed in March on the Hamilton office which serves a rapidly developing Ravalli County in south-western Montana. In addition, six ATM's have been added during the past fiscal year, bringing to twelve the ATM's installed since April, 1995.
         In January 1996, the Board of Directors of the Company announced a plan to repurchase up to 5.0% of its outstanding shares of common stock in the open market during a twelve month period. No shares have been repurchased since that announcement.
         The Company announced the adoption of a Dividend Reinvestment and Stock Purchase Plan which will be implemented during the first quarter ending September 30, 1996. This plan will enable shareholders of record to apply dividends paid on common stock toward the purchase of additional shares. An option to make quarterly cash payments to purchase additional shares will also be part of the plan. Grimes stated "The Plan is a convenient and economical way for shareholders to increase their ownership of WesterFed Financial Corporation's common stock."
         WesterFed Financial Corporation's only subsidiary, Western Federal Savings Bank of Montana, Montana's largest savings bank, operates nineteen branch offices and one loan servicing center in the following Montana cities:
Missoula, Hamilton, Helena, East Helena, Bozeman, Great Falls, Conrad, Lewistown, Miles City, Hardin and Billings.

FOOTNOTE 1 -
         1995 earnings per share have been restated to reflect the effect of a decrease in the weighted average shares outstanding as a result of applying the treasury stock method to common stock equivalents.
         The per share earnings were previously reported at $0.89 and $0.22 per share for the year and quarter ended June 30, 1995 respectively.
         This restatement did not result in a material change to the historical earnings per share trend line.

CONTACT:                   Dale W. Brevik, Vice President/Marketing
                           James A. Salisbury, Treasurer/Chief Financial Officer
                           (406) 721-5254

CONSOLIDATED BALANCE SHEETS
WESTERFED FINANCIAL CORPORATION AND SUBSIDIARIES
(Dollars in thousands, except share and per share data)


                                               June 30,       June 30,
            ASSETS                               1996           1995

Cash and due from banks                    $       7,829  $       7,173
Interest-bearing due from banks                    5,470          8,201
                                           --------------   ------------
  Cash and cash equivalents                       13,299         15,374

Interest-bearing deposits                          3,000          2,102
Investment securities available-for-sale          35,637         49,577
Investment securities, at amortized cost
  (estimated market value of $9,399 at
  June 30, 1996 and $12,964 at June 30, 1995)      9,347         12,794
Stock in Federal Home Loan Bank, at cost           7,471          6,750
Mortgage-backed securities available-for-sale     44,909         64,900
Mortgage-backed securities, at amortized
  cost (estimated market value of $59,361 at
  June 30, 1996 and $79,303 at June 30, 1995)     60,038         78,925
Loans available-for-sale                           3,967          2,960
Loans receivable, net                            364,226        310,161
Accrued interest receivable                        3,695          3,875
Real estate owned, net                                --             --
Premises and equipment, net                       13,758         11,372
Cash surrender value of life insurance
  policies                                         3,183          2,951
Other assets                                       1,401          1,544
                                           -------------- --------------
       Total assets                        $     563,931  $     563,285
                                           ============== ==============
LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Deposits                                       350,212        344,155
  Borrowed funds                                 125,838        134,704
  Advances from borrowers for taxes
     and insurance                                 3,255          3,309
  Income taxes                                     1,961          2,162
  Accrued interest payable                         1,219          1,247
  Accrued expenses and other liabilities           2,839          2,562
                                           -------------- --------------
       Total liabilities                         485,324        488,139
                                           -------------- --------------
Stockholders' Equity:
  Preferred stock, $.01 par value:
     5,000,000 shares authorized-
     none outstanding                                 --             --
  Common stock, $.01 par value:
     10,000,000 shares authorized-
     4,395,204 shares outstanding at
     June 30, 1996 and 4,396,456 shares
     outstanding at June 30, 1995                     46             46
  Additional paid-in capital                      45,451         45,232
  Common stock acquired by ESOP/RRP               (3,558)        (4,271)
  Treasury stock, at cost                         (3,079)        (3,066)
  Net unrealized gain on securities
     available-for-sale                             (226)           295
  Retained earnings, substantially restricted     39,973         36,910
                                           -------------- --------------
       Total stockholders' equity                 78,607         75,146
                                           -------------- --------------
       Total liabilities and stockholders'
          equity                           $     563,931  $     563,285
                                           ============== ==============

       Book value per share                $       17.88  $       17.09
                                           ============== ==============

CONSOLIDATED STATEMENTS OF INCOME
WESTERFED FINANCIAL CORPORATION AND SUBSIDIARIES
(Dollars in thousands, except share and per share data)

                                 (Unaudited)
                              Three Months Ended    Twelve Months Ended
                                   June 30,              June 30,
                               1996       1995       1996       1995
                            ---------- ---------- ---------- ----------
Interest Income:
 Loans receivable           $   7,605 $    6,175 $   28,640 $   23,191
 Mortgage-backed securities
  available-for-sale              882      1,037      4,214      3,482
 Mortgage-backed securities     1,130      1,325      4,953      5,745
 Investment securities
  available-for-sale              627        893      2,891      3,502
 Investment securities            180        195        878        260
 Interest-bearing deposits        215        340        787      1,423
 Other                             46         45        181        180
                            ---------- ---------- ---------- ----------
  Total interest income        10,685     10,010     42,544     37,783
                            ---------- ---------- ---------- ----------
Interest expense:
 NOW and money market
  demand                          415        455      1,740      1,913
 Savings                          477        496      1,940      2,110
 Certificates of deposit        2,967      2,788     12,074      9,653
 Cost of Swaps and Caps            81         84        331        382
 Advances from FHLB-Seattle
  and other borrowed funds      2,108      2,009      8,652      6,926
                            ---------- ---------- ---------- ----------
  Total interest expense        6,048      5,832     24,737     20,984
                            ---------- ---------- ---------- ----------
  Net interest income           4,637      4,178     17,807     16,799

 Provision for loan losses         --         --         --         --
                            ---------- ---------- ---------- ----------
  Net interest income
   after provision for
   loan losses                  4,637      4,178     17,807     16,799
                            ---------- ---------- ---------- ----------
Non-interest income:
 Loan origination fees             99        198        348        414
 Service fees                     556        468      2,120      1,762
 Net gain on sale of loans
  and securities available-
  for-sale                         37          5        577        279
 Other                            211        163        837        752
                            ---------- ---------- ---------- ----------
  Total non-interest
   income                         903        834      3,882      3,207
                            ---------- ---------- ---------- ----------
Non-interest expenses:
 Compensation and employee
  benefits                      1,907      1,840      7,523      7,446
 Net occupancy expense
  of premises                     358        332      1,450      1,349
 Equipment and furnishings
  expense                         181        152        643        553
 Data processing expense          151        162        632        621
 Federal insurance premium        203        200        806        806
 Marketing and advertising        170        158        559        456
 Net expense (income) from
  operation of real estate
  owned                            (1)        --         (1)         3
 Other                            877        548      2,962      2,171
                            ---------- ---------- ---------- ----------
  Total non-interest expense    3,846      3,392     14,574     13,405
                            ---------- ---------- ---------- ----------
 Income before income taxes     1,694      1,620      7,115      6,601

Income taxes                     (466)      (615)    (2,556)    (2,473)
                            ---------- ---------- ---------- ----------
 Net income                 $   1,228 $    1,005 $    4,559 $    4,128
                            ========== ========== ========== ==========

Net income per share (1)    $    0.29 $     0.24 $     1.07 $     0.96
                            ========== ========== ========== ==========
Dividends per share         $  0.1230 $   0.0650 $   0.3630 $   0.2094
                            ========== ========== ========== ==========
Dividend payout ratio            42.4%      27.1%      33.9%      21.8%
                            ========== ========== ========== ==========
Weighted average common
 shares outstanding for
 earnings per share         4,247,996  4,203,996  4,259,109  4,313,615
                            ========== ========== ========== ==========
(1) 1995 Restated

Selected Financial Ratios and Other Data:

                                      (Unaudited)
                                   Three Months Ended    Twelve Months Ended
                                        June 30,               June 30,
                                 ---------------------  ---------------------
                                     1996       1995        1996       1995
                                 ========== ==========  ========== ==========

Performance Ratios:
  Return on assets (ratio of
   net income to average total
   assets)  (1)                     0.86 %     0.72 %      0.79 %     0.76 %
  Return on equity (ratio of
   net income to average
   equity)  (1)                     6.25       5.37        5.90       5.54

  Interest rate spread information:
     Average during period          2.78       2.57        2.62       2.69
     End of period                  2.67       2.38        2.67       2.38
  Net interest margin(1)(2)         3.39       3.14        3.23       3.23
  Ratio of non-interest expense
   to avg. total assets (1)         2.68       2.44        2.53       2.47

Asset Quality Ratios:
  Non-performing assets to total
   assets, at end of period         0.13       0.10        0.13       0.10
  Total allowance for loan losses
   to total non-performing
   assets (3)                     280.42     350.35      280.42     350.35

Capital Ratios:
  Equity to total assets, at
   end of period                   13.94      13.34       13.94      13.34
  Average equity to average
   assets                          13.71      13.42       13.42      13.70
  Ratio of average interest-earning
   assets to average interest-
   bearing liabilities            113.73     113.00      113.58     113.51
- ---------------------------------------------------  ---------------------

(1) Annualized

(2) Net interest income divided by average interest-earning assets

(3) Includes non-performing and foreclosed assets